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                                                                   EXHIBIT 10.31


                     TEXAS EASTERN PRODUCTS PIPELINE COMPANY

                NONEMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN


         Texas Eastern Products Pipeline Company, a Delaware corporation (the "Company"), hereby establishes, effective November 1, 1999, a Deferred Compensation Plan (the "Plan"), providing for optional deferral of directors' fees, as described below:

         1.       Eligibility

                  Any member of the Board of Directors of the Company who is not also an employee of Duke Energy Corporation, the Company, or any other company affiliated with Duke Energy Corporation ("Director"), is eligible to participate under the Plan ("Participant").

         2.       Compensation to be Deferred

                  A Director may elect to defer any whole percentage of all directors' fees which may become payable to him or her with respect to services as a Director during any calendar year (the "year"). Directors' fees shall include retainer fees, committee fees, and attendance fees, but shall not include any expense reimbursement.

         3.       Time and Method of Election to Defer

                  a. In the first year in which a Participant becomes eligible to participate in the Plan (including the first year in which the Plan is in effect), the newly eligible Participant may make an election to defer directors' fees for services to be performed subsequent to such deferral election by completing the deferral election form that has been approved by the Committee ("Deferral Election Form"), and filing it with the Secretary of the Company within thirty
                           (30) days after the date the Participant becomes eligible (or the date the Plan is first in effect).

                  b. A Participant may elect to defer directors' fees for any subsequent year by completing the Deferral Election Form and filing it with the Secretary of the Company before December 31 of the year preceding the year for which directors' fees shall be deferred.

                  c. A deferral election for a year shall be irrevocable and shall remain in effect and be deemed a like election for deferral of directors' fees for all subsequent years unless revoked by a new Deferral Election Form filed prior to December 31 of the year preceding the first year for which the new deferral election is to be effective. To the extent a deferral election is not in effect for a year, directors' fees for such year shall be paid by the Company in accordance with its usual procedures.




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         4.       Phantom Investment

                  Each time a Participant files a Deferral Election Form, the Company shall establish an account ("Deferred Compensation Account") in the name of the Participant. The Participant's Deferred Compensation Account shall be increased to reflect the directors' fees deferred by the Participant pursuant to the Deferral Election Form. The Participant's Deferred Compensation Account shall be adjusted for investment gain or loss based upon the phantom investment elected in the Deferral Election Form. The Participant's Deferred Compensation Account shall be decreased to reflect any payment of the balance thereof. Deferred Compensation Accounts shall be maintained by the Company in accordance with such accounting rules and procedures as the Company, in its sole discretion, shall determine. In the Deferral Election Form, the Participant shall irrevocably elect from among the following options, the phantom investment in the Deferred Compensation Account of the directors' fees deferred thereby:

                           100% Fixed Income Phantom Investment

                           100% LP Unit Phantom Investment

                           50% Fixed Income/50% LP Unit Phantom Investment

                  Fixed Income Phantom Investment - quarterly interest on the opening balance for the calendar quarter, at an annual rate of 7% or such other annual rate as a majority of the members of the Compensation Committee of the Board of Directors who are not eligible to participate under the Plan may, from time to time, establish.

                  LP Unit Phantom Investment - deemed invested in, or liquidated from, whole and fractional TEPPCO Partners LP Units, based upon the closing price of a TEPPCO Partners LP Unit as reported on the NYSE Composite Reporting System as of the trading day immediately preceding the day on which the directors' fees if not deferred would have been payable, the day on which quarterly cash distributions are paid to holders of TEPPCO Partners LP Units, or the last day of the year that immediately precedes payment of the balance of the Deferred Compensation Account in a lump sum or in an annual installment, whichever day is applicable.

                  Combined Fixed Income and LP Unit Phantom Investment. should the phantom investment in a Deferred Compensation Account be 50% Fixed Income/50% LP Unit, any payment of the balance of the Deferred Compensation Account shall be considered taken, to the extent possible, in equal amounts from each phantom investment.




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         5.       Time of Payment

                  The Company shall pay the balance of a Participant's Deferred Compensation Account, in a lump sum, or in five annual installments as determined below, with the lump sum payment or, the first installment payment, as the case may be, being made by January 15 of the year next succeeding the year in which the Participant's service as a Director terminates. Subsequent installment payments shall be made by January 15 of subsequent years.

         6.       Form of Payment

                  In the Deferral Election Form that results in the establishment of the Deferred Compensation Account, a Participant shall elect to have payment of the balance of the Deferred Compensation Account made in one of the following forms:

                  a. In a lump sum, the amount of which shall be the balance of the Participant's Deferred Compensation Account, as adjusted for phantom investment through the last day of the preceding year; or

                  b. In five annual installments, the amount of each installment shall be the balance of the Participant's Deferred Compensation Account, as adjusted for phantom investment through the last day of the preceding year and for any installment previously paid, divided by the number of installments not yet paid.

                  Notwithstanding the foregoing:

                  a. If at the close of the year during which the Participant's service as a Director terminates, the aggregate balance of the Participant's Deferred Compensation Accounts does not exceed $10,000.00, the aggregate balance of the Participant's Deferred Compensation Accounts shall be paid to the Participant in a lump sum by January 15 of the next succeeding year; or

                  b. In the event of the Participant's death, the aggregate balance of the Participant's Deferred Compensation Accounts shall be paid to the Participant's beneficiary in a lump sum by January 15 of the year next succeeding the year in which the Participant died.

         7.       Death Beneficiary

                  A Participant may designate a beneficiary or beneficiaries to receive the aggregate balance of the Participant's Deferred Compensation Account that is unpaid at the time of Participant's death. Such designation, including the revocation of any prior designation by a superseding designation, shall be made by completing the



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                  approved form and filing with the Secretary of the Company. A beneficiary designation by a Participant who is married at the time of his/her death which fails to name the Participant's surviving spouse as the sole beneficiary shall not be effective unless such surviving spouse has consented to the designation in writing, witnessed by the Secretary of the Company, another representative of the Committee or notary public, acknowledging the effect of the designation. Spousal consent shall not be required if, at the time of filing such designation, the Participant established to the satisfaction of the Secretary of the Company that the consent of the Participant's spouse could not be obtained because there is no spouse, the spouse could not be located or there exist such other mitigating circumstances as may be prescribed by the Secretary of the Company. Any spouse's consent (or establishment that the consent could not be obtained) shall be effective only with respect to that spouse. Any Participant may change his/her beneficiary designation at any time by filing with the Secretary of the Company a new beneficiary designation (with such spousal consent as may be required). Such designation shall not become effective until so filed and unless so filed prior to the time of Participant's death. In the event that a beneficiary designation is not in effect at the time of Participant's death or in the event that no designated beneficiary has survived the Participant's death, the Participant's estate shall be the Participant's sole beneficiary.

         8.       Payments to Minors and Incompetents

                  Should the Participant become incompetent or should the Participant's beneficiary be a minor or incompetent, the Company is authorized to make payment to a parent or guardian of such minor or incompetent in full discharge of its obligations to such minor or incompetent under the Plan.

         9.       Distribution Equivalents

                  As soon as possible after each quarterly distribution date, TEPPCO shall credit to each Participant's Deferred Compensation Account, a monetary amount ("Distribution Equivalents") equal to the product of:

                           (a)      the total number of LP Unit phantom
                                    investments in Participant's Deferred
                                    Compensation Account, multiplied by

                           (b) the distribution paid with respect to a TEPPCO Partners, L.P. Unit for such quarter.

                  On the date that a credit to Participant's Deferred Compensation Account is made for LP Unit Phantom Investments any monetary balance in such account attributable to Distribution Equivalents will be converted to LP Unit Phantom Investments in accordance with the provisions of Section 4 subtitled LP Unit Phantom Investment.



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         10.      Plan Administration

                  The Compensation Committee of the Board of Directors of the Company (the "Committee") is the administrator of the Plan, provided, that any member of the Committee who is eligible to participate under the Plan shall not participate in any decision on any matter regarding the administration of the Plan. As Plan administrator, the Committee shall have full and exclusive authority to control and manage the operation and administration of the Plan. The Committee may adopt such rules, and approve such forms, as may be necessary or desirable for the administration of the Plan and may delegate any of its duties and authority to others. The Committee has the discretion:

                  a. To interpret and construe the terms and provisions of the Plan (including any rules adopted for the Plan);

                  b. To correct any defect, supply any omission, or reconcile any inconsistency in the Plan;

                  c.       To decide any claim arising under the Plan; and

                  d. To make factual determinations in connection with any of the foregoing.

                  A decision by the Committee with respect to any matter pertaining to the Plan shall be conclusive and binding on all interested parties.

         11.      Unfunded Plan

                  The Plan is unfunded. To the extent that a Participant or beneficiary acquires a right to receive payments from the Company under the Plan, such right shall not be greater than the right of an unsecured general creditor of the Company and such right shall be an unsecured claim against the general assets of the Company.

                  Title to and beneficial ownership of any assets, whether cash or investments, which the Company may set aside in a grantor trust or otherwise earmark to pay its obligations hereunder will at all times remain the property of the Company, and neither the Participant nor the Participant's estate or other beneficiary shall have any property interest whatsoever in any specific assets of the Company.

         12.      Nonassignability

                  The right of the Participant to receive payment from the Company under the Plan shall not be assigned, transferred, pledged, or encumbered except as provided by Section 7. Any attempted assignment, transfer, pledge, or encumbrance in violation of this Section 12 shall be null and void.




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         13.      Amendment or Termination

                  The Plan may be amended from time to time or terminated by the Board of Directors of the Company, except that no amendment or termination shall, without the consent of the Participant, impair the rights of the Participant to receive payment of the aggregate balance of the Participant's Deferred Compensation Accounts.

         14.      Governing Law

                  The Plan, and all determinations made and actions taken pursuant thereto, to extent not governed by the provisions of the Internal Revenue Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the state of Texas.

         This Plan document has been executed on behalf of the Company this _____ day of _________________, 1999.


                                             TEXAS EASTERN PRODUCTS
                                             PIPELINE COMPANY


                                             By:
                                                 -------------------------------


                                             Its:
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